QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
COVANCE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

  2001
  Notice of
  Annual Meeting &
  Proxy Statement

March 16, 2001

Dear Shareholder:

    I am pleased to invite you to attend the 2001 Annual Meeting of Shareholders of Covance Inc., to be held at 10:30 a.m., eastern daylight time, on Tuesday, April 24, 2001 at the Princeton Marriott Hotel at Forrestal Village, 201 Village Boulevard in Princeton, New Jersey. We hope that you will participate in the Annual Meeting either by attending and voting in person or by completing and returning the enclosed proxy as promptly as possible. Your vote is important.

    The accompanying Notice of Annual Meeting and Proxy Statement provide information about the matters to be acted upon by Covance's Shareholders. The Proxy Statement also contains information about the role and responsibilities of the Board of Directors and its Committees and provides important information about each nominee for election as a Director and other matters to be acted on at the meeting.

                Sincerely,

                Christopher A. Kuebler
                Chairman, President and
                Chief Executive Officer

COVANCE INC.

NOTICE OF 2001 ANNUAL MEETING
OF SHAREHOLDERS

    The 2001 Annual Meeting of the Shareholders of Covance Inc. (the "Company") will be held on Tuesday, April 24, 2001 at 10:30 a.m., eastern daylight time, at the Princeton Marriott Hotel at Forrestal Village, 201 Village Boulevard, Princeton, New Jersey 08540 for the following purposes:

    1. To elect two members to the Company's Class I Board of Directors; and

    2. To act upon such other matters as may properly come before the Annual Meeting.

    Only Shareholders of record at the close of business on March 1, 2001 are entitled to notice of, and to vote at, the Annual Meeting.

Ross A. Hyams Associate General Counsel and Assistant Secretary

March 16, 2001

COVANCE INC.
210 Carnegie Center
Princeton, New Jersey 08540

PROXY STATEMENT

2001 Annual Meeting of Shareholders
April 24, 2001

General Information

    The accompanying proxy is solicited by the Board of Directors of Covance Inc. (the "Company" or "Covance") in connection with the 2001 Annual Meeting of Shareholders of the Company to be held on Tuesday, April 24, 2001 at 10:30 a.m., eastern daylight time, at the Princeton Marriott Hotel at Forrestal Village, 201 Village Boulevard, Princeton, New Jersey and at any adjournment or postponement thereof ("Annual Meeting"). This Proxy Statement and the accompanying proxy card are first being sent to Shareholders on or about March 16, 2001.

    When you return a proxy card that is properly signed, the shares of the Company's common stock ("Common Stock") represented by the proxy will be voted as you specify on the proxy card. As to the election of the Class I Directors, by marking the appropriate box you may (a) vote for all of the Class I Director nominees as a group, (b) vote for all of the Class I Director nominees as a group except those nominees whose names you specify on the cards, or (c) withhold your vote from all nominees as a group. If you properly sign and return your proxy card but do not specify any choices you will confer authority upon the persons named as proxies to vote your shares in their discretion. The proxy also gives discretionary authority to these individuals to vote your shares of Common Stock upon such other matters as may properly come before the Annual Meeting, including voting on the nomination or election of any person not identified in this Proxy Statement as a nominee for election as a Director. The Board of Directors currently knows of no other business that will be presented for consideration at the Annual Meeting.

    Your vote is important and the Board of Directors urges you to exercise your right to vote. Whether or not you plan to attend the Annual Meeting, you can assure that your shares are voted by properly completing, signing, dating and returning the enclosed proxy card. You may revoke your proxy at any time before it is exercised by giving written notice to the Assistant Secretary of the Company, by submitting a subsequently dated and properly signed proxy, or by attending the Annual Meeting and revoking the proxy. Your attendance at the Annual Meeting will not by itself revoke your proxy.

    Shares of Common Stock held in the Company's Stock Purchase Savings Plan ("401k Plan"), including shares held in the 401k Plan as a result of the merger of the Employee Stock Ownership Plan into the 401k Plan, are held of record and are voted by the trustee of the 401k Plan. Shares of Common Stock held in the Company's Employee Stock Purchase Plan ("ESPP") are held of record by the ESPP's administrator, Merrill Lynch Pierce Fenner & Smith Inc. ("Merrill"), and are voted by Merrill at the direction of ESPP plan participants. Participants in the 401k Plan may direct the trustee of the plan, and the participants in the ESPP may direct Merrill as to how to vote shares allocated to their 401k Plan and ESPP accounts, respectively, by properly signing, completing and returning the enclosed proxy card. The 401k Plan trustee will vote shares as to which they have not received direction in accordance with the terms of the plan documents. As administrator of the ESPP, Merrill will not vote any shares as to which it has not received direction from participants in the ESPP or is otherwise not entitled to vote.

    Only Shareholders of record on March 1, 2001 ("Record Date") are entitled to notice of, and to vote at, the Annual Meeting. A majority of the shares of Common Stock issued and outstanding constitutes a quorum. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holds shares for a beneficial owner but cannot vote on a proposal because the nominee does not have discretionary power and has not received instructions from the beneficial owner. As Directors are elected by a plurality vote, the two nominees receiving the highest vote totals will be elected and the outcome of the vote for Directors will not be affected by abstentions or broker non-votes. As of February 9, 2001, there were 58,272,722 shares of Common Stock issued and outstanding. Each Shareholder is entitled to one vote for each share of Common Stock registered in that person's name as of the Record Date.

ITEM 1

Election of Class I Directors

    The Board of Directors (the "Board") is divided into three classes, with two classes of three Directors each, and one class of two Directors, whose terms expire at successive annual meetings. Two Class I Directors will be elected at the Annual Meeting to serve for a term expiring at the Company's Annual Meeting in the year 2004. Each nominee elected as a Class I Director will continue in office until his successor has been duly elected and qualified, or until his earlier death, resignation or retirement. The Board has proposed the following nominees for election as Class I Directors at the Annual Meeting.

    Nominees for Class I Directors, with terms expiring at the Annual Meeting to be held in the year 2004 are:

          Robert M. Baylis
          Irwin Lerner

    The Board of Directors recommends that Shareholders vote FOR the election of the above named nominees for election as Directors.

    Unless there is a contrary indication, shares of Common Stock represented by valid proxies will be voted FOR the election of all nominees. The Board has no reason to believe that any nominee will be unable to serve as a Director. If for any reason a nominee should become unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend, or the Board may reduce the number of Directors to eliminate the vacancy.

    Set forth below is the principal occupation of, and certain information regarding, such nominees, and the other Directors whose terms of office will continue after the Annual Meeting.

CLASS I NOMINEES
FOR TERMS EXPIRING IN 2004

Robert M. Baylis, 62, was a Vice Chairman of CS First Boston Corporation ("First Boston"), a financial services company, from March 1992 to March 1994, and from August 1995 to January 1996. Prior to his retirement, Mr. Baylis was with First Boston for over 33 years. He was Chairman and Chief Executive Officer of CS First Boston Pacific Inc./Hong Kong from March 1994 to August 1995. Prior to March 1992, Mr. Baylis held a variety of positions with First Boston, including Managing Director-Investment Banking Group and Managing Director-Equity Security Department. He is also a Director of Host Marriott Corporation (hotels), Gildan Activewear, Inc. (garments), New York Life Insurance Company (insurance) and PartnerRe Ltd. (reinsurance). Mr. Baylis has been a member of the Covance Board since December 1996.

Irwin Lerner, 70, was the Chairman of the Board of Directors and Executive Committee of Hoffmann-La Roche Inc. ("Roche"), a pharmaceutical company, from January to September 1993. From April 1980 to January 1993, Mr. Lerner was the President and Chief Executive Officer of Roche. He is also a Director of Humana, Inc. (managed care organization), Medarex, Inc. (biotechnology), Public Service Enterprise Group Inc. (public utility), Axys Pharmaceuticals, Inc. (pharmaceuticals), V.I. Technologies Inc. (blood products) and Inhale Therapeutic Systems Inc. (inhalation therapy). Mr. Lerner has been a member of the Covance Board since December 1996.

CLASS II DIRECTORS
WHOSE TERMS WILL EXPIRE IN 2002

J. Randall MacDonald, 52, has been Senior Vice President-Human Resources for International Business Machines Corporation, an information technology company, since July 2000. Prior to that, Mr. MacDonald had been the Executive Vice President-Human Resources and Administration for the GTE Corporation ("GTE"), a telecommunications company, since June 1997. Prior to June 1997, Mr. MacDonald held various senior positions with GTE including Senior Vice President-Human Resources and Administration (from April 1995), Vice President-Employee Relations and Organizational Development (from 1988) and Vice President of Organizational Development (from 1986). Mr. MacDonald has been a member of the Covance Board since December 1996.

Kathleen G. Murray, 51, is the Executive Vice President and Chief Operating Officer of Northwestern Memorial Corporation ("Northwestern"), an academic medical center. Ms. Murray joined Northwestern in 1986 and has been Executive Vice President and Chief Operating Officer since 1988. Ms. Murray also was Chair of the Governing Council for Metropolitan Hospitals of the American Hospital Association from January 1998 to December 1998 and currently serves on the boards of the Illinois Hospital and HealthSystems Association, Dominican University, Girl Scouts of America and the Economic Club of Chicago. Ms. Murray has been a member of the Covance Board since June 1998.

William C. Ughetta, 68, is an attorney and former Senior Vice President and General Counsel of Corning Incorporated ("Corning"), a former affiliate of the Company. Mr. Ughetta joined Corning in 1968 as Assistant Secretary and Assistant Counsel. He was elected Secretary of Corning in 1971, and a Senior Vice President in 1983. He is also a Director of Global Lift Technologies Inc. (manufacturer of wire rope) and Chemung Canal Trust Company (banking), and is the Vice Chairman of the Board of Trustees of Corning Community College. Mr. Ughetta has been a member of the Covance Board since July 1996.

CLASS III DIRECTORS
WHOSE TERMS WILL EXPIRE IN 2003

Van C. Campbell, 62, is a retired Vice Chairman and Director of Corning. He is also a Director of Armstrong World Industries, Inc. (flooring and building products), and Quest Diagnostics Incorporated (clinical testing). Mr. Campbell has been a member of the Covance Board since April 1995.

Christopher A. Kuebler, 47, has been Covance's President and Chief Executive Officer since November 1994. From March 1993 through November 1994, he was the Corporate Vice President, European Operations for Abbott Laboratories Inc. ("ALI"), a diversified health care company. From January 1991 until March 1993, Mr. Kuebler was the Vice President, Sales and Marketing for ALI's Pharmaceutical Division. Mr. Kuebler held various sales and marketing positions for E.R. Squibb & Sons and ALI from 1976 to 1991. Mr. Kuebler has been a member of the Covance Board since November 1994, and was elected Chairman in November 1996. Mr. Kuebler also serves in various executive officer and director capacities of Covance's subsidiaries.

Nigel W. Morris, 42, has been the President and Chief Operating Officer of Capital One Financial Corporation ("Capital One"), a financial services company, since July 1994. Mr. Morris was Executive Vice President of Signet Banking Corporation's ("Signet Bank," which has since been acquired by First Union Corporation) credit card division from May 1993 to November 1994. From October 1988 until April 1993, Mr. Morris was the Senior Vice President-Policy/Strategy-Credit Card Business for Signet Bank. He is also a Director of Capital One and a member of Visa U.S.A. Inc.'s Marketing Committee. Mr. Morris has been a member of the Covance Board since December 1996.

Stock Ownership of Directors,
Executive Officers and Certain Shareholders

Directors and Executive Officers

    The following table shows, as of February 9, 2001, the number of shares of Common Stock beneficially owned by each Director and nominee for election as Director, for each of the Named Executives (as defined in the Summary Compensation Table), and by the Directors and executive officers as a group, and currently exercisable options held by any of them:

	Common Stock (1)
Name of Beneficial Owner	Shares Owned	Options (2)
Robert M. Baylis	12,200	6,000
Van C. Campbell	39,787	6,000
Joseph L. Herring	32,023	60,834
Alan Horgan	13,232	40,667
Christopher A. Kuebler	160,751	425,145
Irwin Lerner	13,200	6,000
J. Randall MacDonald	5,100	6,000
F. John Mills	22,501	97,655
Nigel W. Morris	2,200	6,000
Kathleen G. Murray	2,000	5,000
Stephen J. Sullivan	25,619	21,000
William C. Ughetta	49,598	6,000
All Directors and executive officers as a group (16 persons)	437,348	896,559

(1)
The shares of Common Stock beneficially owned by each person named above do not exceed one percent of the issued and outstanding shares of Common Stock. The shares of Common Stock beneficially owned by all Directors and executive officers as a group constitutes approximately 2.3 percent of the issued and outstanding shares. The holdings reported above do not include (a) phantom stock shares issued pursuant to the Directors' Deferred Compensation Plan for each of the following Directors: 5,236 shares for Mr. Baylis, 6,322 shares for Mr. Campbell, 7,360 shares for Mr. MacDonald, 2,139 shares for Ms. Murray, and 6,534 shares for Mr. Ughetta, (b) 800 hypothetical shares issued to each non-employee Director pursuant to the Deferred Stock Unit Plan, and (c) deminimis shares owned by certain family members of Directors or Named Executives, of which shares such Directors or Named Executives disclaim beneficial ownership. The holdings reported above include 2,000 shares held by each non-employee Director issued pursuant to the Restricted Stock Plan for Non-Employee Directors, which shares will not vest until such Director has achieved six years of service (as defined in the plan) as a Director, and incentive stock issued to the Named Executives and certain other executive officers which incentive stock will not vest until December 31, 2002 in the case of the restricted shares awarded in 2000 and December 31, 2003 in the case of the restricted shares awarded in 2001.

(2)
Represents option rights to acquire shares of the Company's Common Stock, exercisable within 60 days of February 9, 2001.

Certain Shareholders

    The following table shows those persons known to the Company as of February 9, 2001 to be the beneficial owners of more than five (5%) percent of the Company's Common Stock. In furnishing the information below, the Company has relied on information filed by the beneficial owners with the Securities and Exchange Commission ("SEC"), and in some cases, information provided by such owners.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Wellington Management Company
LLP(1)	6,539,480	11.2%
75 State Street Boston, Massachusetts 02109
State of Wisconsin Investment Board	3,307,500	5.7%
P.O. Box 7842 Madison, Wisconsin 53707
Vanguard Specialized Funds—
Vanguard Healthcare Fund(2)	3,160,400	5.4%
100 Vanguard Blvd. Malvern, Pennsylvania 19355

(1)
Based on an Amendment No. 4 on Schedule 13G filed with the SEC to report the beneficial ownership of 6,539,480 shares of Common Stock, with shared voting power with respect to 3,017,380 shares and shared dispositive power with respect to 6,539,480 shares. Includes shares held by Vanguard Healthcare Fund.

(2)
Based on a Schedule 13G filed with the SEC to report the beneficial ownership of 3,160,400 shares of Common Stock with sole voting power and shared dispositive power with respect to all such shares.

The Board of Directors and its Committees

    While the executives of the Company are responsible for the Company's daily operations, the Board manages the Company and its corporate resources. The Board is also responsible for establishing broad corporate policies and for overseeing the overall performance of the Company and management. The Board reviews significant developments affecting the Company and acts on matters requiring Board approval. During 2000, the Board held eleven meetings. The standing committees of the Board are the Audit and Finance Committee, the Compensation and Organization Committee, and the Corporate Governance Committee (collectively, the "Committees"). Mr. Kuebler is the only Director who is an employee of the Company.

    The Audit and Finance Committee ("Audit Committee") examines and considers matters relating to the financial affairs of Covance, including reviewing Covance's annual consolidated financial statements and the scope of the independent and internal audits. The Charter of the Audit Committee is set forth in Appendix A to this Proxy Statement. The members of the Audit Committee are Messrs. Baylis (Chairman), Campbell, Ughetta and Ms. Murray. During 2000, the Audit Committee held seven meetings. Each of the members of the Audit Committee is "Independent" for purposes of the New York Stock Exchange listing standards.

    The Compensation and Organization Committee ("Compensation Committee") makes recommendations to the Covance Board with respect to programs for human resource development and management organization and succession, determines senior executive compensation, and reviews other compensation matters and policies. The Compensation Committee also reviews employee benefit and incentive plans, administers annual and long-term incentive programs, and grants stock options and other rights under such plans. Messrs. MacDonald (Chairman), Lerner and Morris are the members of the Compensation Committee. During 2000, the Compensation Committee held eight meetings.

    The Corporate Governance Committee ("Governance Committee") examines, considers and makes recommendations concerning various policies relating to the management of the Company, including policies concerning the evaluation and remuneration of Directors, and performance requirements for Directors, and proposes nominees for election to the Board and its committees. The Governance Committee will consider nominations of persons for election as Directors that are submitted by Shareholders in writing in accordance with certain requirements set forth in the Company's By-Laws. The Governance Committee's members are Messrs. Morris (Chairman), Kuebler, MacDonald and Ughetta. During 2000, the Governance Committee held two meetings.

    In 2000, each Director attended (in person or by teleconference) at least 75% of all Board meetings and Committee meetings of which he or she was a member.

Directors' Compensation

    Fees.  Members of the Board who are employees of the Company or its subsidiaries are not compensated for service on the Board or any of its Committees. Compensation for non-employee Directors for 2000 consisted of a retainer fee of $25,000 per annum and a $500 fee for each Committee meeting attended. A $1,000 fee (in lieu of the $500 fee) is paid to the Chairman of a Committee for each Committee meeting attended. In addition, Directors receive 2,000 restricted shares of Common Stock upon their initial election as a Director, and, for years prior to 1998, received 200 restricted shares of Common Stock per year of service, both pursuant to the Company's Restricted Stock Plan for Non-Employee Directors ("DRSP"). All grants pursuant to the DRSP are subject to forfeiture and restrictions on transfer, and the initial 2,000 restricted share award is subject to a six-year cliff vesting schedule. Starting in 1998, Directors also receive an annual award of 200 hypothetical shares of the Company's Common Stock pursuant to the Company's Deferred Stock Unit Plan for Non-Employee Members of the Board of Directors and options to purchase up to 3,000 shares of the Company's Common Stock pursuant to the Company's Non-Employee Directors' Stock Option Plan ("DSOP"). Options granted pursuant to the DSOP have an exercise price equal to the fair market value on the date of grant and vest in equal annual installments on each of the first through third anniversaries of the date of grant, provided that the Director has remained in continuous service as a Director to the vesting date. Directors are also reimbursed for travel and related expenses incurred on behalf of the Company.

    Pursuant to the Directors Deferred Compensation Plan ("DDCP"), each non-employee Director may elect to defer until a date specified by the Director, the receipt of all or a portion of his or her cash compensation. The DDCP provides that amounts deferred may be allocated to (i) a cash account upon which amounts deferred may earn interest, compounded quarterly, at the base rate of Citibank, N.A. in effect on certain specified dates, (ii) a market value account, the value of which will be based upon the market value of Covance Common Stock from time to time, or (iii) a combination of such accounts. All non-employee Directors are eligible to participate in the DDCP.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires that Directors and certain executive officers of the Company report their ownership of, and transactions in, the Company's Common Stock. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that all filing requirements applicable to its officers and Directors were complied with during 2000.

Report of the Audit and Finance Committee

    The Audit Committee has reviewed and discussed with management the Company's audited financial statements for the year ended December 31, 2000 and has discussed with PricewaterhouseCoopers LLP ("PWC") the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

    The Audit Committee has received and reviewed the written disclosures and the letter from PWC required by Independence Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the auditors the auditors' independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by PWC is compatible with maintaining PWC's independence.

    Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

Members of the Audit and Finance Committee

Robert M. Baylis, Chairman

Van C. Campbell

Kathleen G. Murray

William C. Ughetta

Audit Fees

    The aggregate fees billed Covance by PWC for professional services for the review of the Company's annual financial statements for the year ended December 31, 2000 and review of the financial statements included in the Company's Quarterly Reports on Form 10-Q in 2000 was approximately $300,000.

Financial Information Systems Design and Implementation Fees

    There were no fees billed Covance by PWC for financial system design and implementation services in 2000.

All Other Fees

    The aggregate fees billed Covance by PWC for services other than Audit Fees described above for 2000 was approximately $1.7 million, and included services such as tax related services, divestiture related audit work and statutory audit fees.

Report of the Compensation and Organization
Committee on Executive Compensation

    The Company's executive compensation program is administered by the Compensation Committee. The role of the Compensation Committee, which is currently comprised of three outside non-employee directors, is to consider and approve management's recommendations regarding the compensation of executive officers and employees of the Company, including the Chief Executive Officer, to administer the Company's executive compensation plans and to review and approve the base salaries, bonuses, equity incentive awards and other compensation of the executive officers and senior management employees of the Company either individually or in the aggregate. The Compensation Committee has reviewed information that was provided by a compensation consulting firm in making its determinations with respect to compensation of the Company's executive officers for the 2000 fiscal year.

    The Company's executive compensation program utilizes Company performance and individual performance as determinants of executive pay levels. The goals of the program are to motivate executive officers to improve the financial position of the Company, to hold executives accountable for the performance of the organization for which they are responsible, to attract key executives into the service of the Company, to maximize the retention of these executives and to create value for the Company's Shareholders. In essence, executive compensation consists of four components: base salary, annual incentive bonus, long-term incentives and benefits, including retirement programs and perquisites.

Base Compensation

    The Company's general policy is to target base cash compensation at approximately the 50th percentile of its peer group. Executive officer base salaries were reviewed by the Compensation Committee in fiscal 2000 and the Compensation Committee approved merit increases and cost-of-living adjustments for all members of the Company's executive officers and employees and increases for some of its executive officers in connection with promotions.

Bonuses

    Pursuant to the Company's Variable Compensation Plan, performance-based annual incentive awards are paid to supervisory, management and executive officers on the basis of the achievement of specified individual and corporate financial performance targets. Each participant in the Variable Compensation Plan is assigned a target award, expressed as a percentage of base salary, that is payable if the applicable performance criteria are met. Participant's awards are determined on the basis of the Company's financial performance, the participant's operation's financial performance (as applicable) and an assessment of the participant's performance generally, including against the participant's stated goals and objectives. Awards under the Variable Compensation Plan may be paid in cash, with stock options issued under the Employee Equity Participation Plans ("EEPP") or both. To incentivize management to achieve financial performance in excess of budgeted levels, the Variable Compensation Plan is designed to allow management to earn annual bonuses of up to 200% of the target amount.

    The amounts payable under the Variable Compensation Plan to the Company's Chief Executive Officer and Corporate Senior Vice Presidents, including the Named Executives, are determined on the basis of the individual's satisfaction of specified individual objectives and on the satisfaction of specified Company financial performance criteria, such as pre-bonus and pre-tax income. During the first three quarters of 2000, a significant industry downturn occurred resulting in financial targets being missed. For the fourth quarter of 2000, the Compensation Committee approved a special bonus opportunity for members of senior management, including the Named Executives, which was to be paid in the event the Company achieved a specified level of operating income in the fourth quarter of 2000 which reflected significant improvement compared to the third quarter. The full year financial results were short of target, and the regular payouts under the Variable Compensation Plan were significantly reduced as a result. The Company satisfied the special fourth quarter financial criteria resulting in the Named Executives being paid an additional amount equal to 25% of the reduced amount they were entitled to receive under the Variable Compensation Plan. The actual bonuses earned with respect to 2000 by the Named Executives are disclosed in the Summary Compensation Table.

Equity-Based Compensation

    In 2000, the Compensation Committee approved the grant of restricted shares to the Company's Chief Executive Officer, Corporate Senior Vice Presidents and a small number of other employees under the EEPP. Restricted shares granted to the Chief Executive Officer and Corporate Senior Vice Presidents under the EEPP are subject to performance requirements except in unusual circumstances. Actual performance which is either higher or lower than targeted performance results in either an increase or decrease in the number of shares earned. The restricted shares will become 100% vested three years after they are granted, if they are earned.

    The Compensation Committee also approved the grant of non-qualified stock options under the EEPP to the named executives, as well as other officers and employees. Typically, the Compensation Committee approves one annual grant early in the year. In 2000 however, in order to address what the Compensation Committee determined to be important retention issues, the Committee approved the grant of certain additional stock options to certain of the Corporate Senior Vice Presidents in May and November. The November grant is intended to replace the Company's normal 2001 grant. The Compensation Committee believes these additional option grants will aid in the retention and motivation of these key executives at a time when industry wide conditions have rendered previously granted incentives less effective.

    The Compensation Committee consists of "outside directors" within the definition of Section 162(m) of the Internal Revenue Code—Messrs. MacDonald, Lerner and Morris. Information regarding the number of stock options and shares of restricted stock granted to each of the Named Executives is disclosed in the Summary Compensation Table and the Option Grants in Fiscal Year 2000 Table.

Total Compensation

    The Company's general policy is to target total compensation (base, bonus and equity grants) at approximately the 75th percentile of its peer group, assuming the achievement of all performance targets. With respect to total cash compensation (base and bonus), the Company seeks to ensure that it remains at a competitive level for its executive and senior management to enable the Company to attract and retain skilled management personnel.

Compensation of the Chief Executive Officer

    Under the Variable Compensation Plan, Mr. Kuebler's bonus was determined on the basis of the assessment of the Compensation Committee of Mr. Kuebler's performance with respect to specified objectives approved by the Compensation Committee including the Company's pre-tax and pre-bonus operating income as well as quantitative and qualitative objectives. On the basis of these factors and the fourth quarter bonus opportunity described above, Mr. Kuebler was awarded a bonus in the amount set forth in the Summary Compensation Table.

    In determining Mr. Kuebler's total compensation, the Compensation Committee considers the performance of the Company as discussed in connection with the Variable Compensation Plan. In January 2000, Mr. Kuebler received a grant of non-qualified options to purchase shares of the Company's Common Stock under the EEPP, at an exercise price equal to the fair market value of the Company's Common Stock and vesting in equal increments over a three-year period following the date of grant, subject to Mr. Kuebler's continued employment with the Company. In addition, Mr. Kuebler was awarded restricted shares of the Company's Common Stock, which award could be increased or decreased based on factors including earnings per share and growth in year end backlog for 2000. Because this target was not met in full in 2000, the number of restricted shares granted to Mr. Kuebler was reduced by 70%. In November 2000, the Compensation Committee approved an additional grant of non-qualified options to Mr. Kuebler. The Compensation Committee believes that this additional grant, which is intended to replace the grant which would normally occur in 2001, will aid in the retention and motivation of the Chief Executive Officer at a time when certain industry wide conditions have rendered previously granted incentives less effective. Information regarding the number of stock options and restricted shares granted to Mr. Kuebler is disclosed in the Summary Compensation Table and the Option Grants in Fiscal Year 2000 Table.

Policy on Section 162(m)

    Under Section 162(m) of the Internal Revenue Code, the Company is generally precluded from deducting compensation in excess of $1 million paid in any fiscal year to its Chief Executive Officer and its four most highly compensated executive officers. An exception to this general rule exists for payments that are made pursuant to the attainment of one or more performance goals.

    While it is the Compensation Committee's intention to maximize the deductibility of compensation payable to the Company's executive officers, deductibility will be only one among a number of factors used by the Compensation Committee in ascertaining appropriate levels or modes of compensation. The Company intends to maintain the flexibility to compensate executive officers based upon an overall determination of what it believes to be in the best interests of the Company and its Shareholders.

     The report of the Compensation Committee on Executive Compensation and related disclosure, including the Performance Graph, shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended or under the Securities Exchange Act of 1934, as amended (collectively, the "Acts") except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Members of the Compensation Committee

J. Randall MacDonald, Chairman

Irwin Lerner

Nigel W. Morris

Summary Compensation Table

    The following table provides information regarding the cash and other compensation of those persons who, during the past year, (i) served as the Company's Chief Executive Officer and (ii) were the four other most highly compensated executive officers of the Company (collectively, the "Named Executives"):

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation (1)		Restricted Stock Awards (2)		Securities Underlying Options	All Other Compensation (3)
Christopher A. Kuebler Chairman, President and Chief Executive Officer	2000 1999 1998	$ $ $	507,000 486,720 468,000	$ $ $	308,954 162,871 280,906	$ $ $	5,180 37,880 38,260	$ $ $	675,000(4) 657,321(5) 1,056,742(6)	318,300 52,600 97,200	$ $ $	22,190 68,182 105,531
Stephen J. Sullivan (7) Corporate Senior Vice President and President, Clinical Development and Support Services	2000 1999 1998	$ $	294,833 167,342 -0-	$ $	143,489 50,492 -0-		$1,833 -0- -0-	$ $	300,000(4) 140,675(7) -0-	75,000 18,000 -0-	$ $	22,190 14,980 -0-
Joseph L. Herring Corporate Senior Vice President and President, Early Development Services	2000 1999 1998	$ $ $	262,083 221,893 206,627	$ $ $	123,341 76,150 87,000		-0- -0- -0-	$ $	300,000(4) 39,250(8) -0-	105,000 12,500 12,000	$ $ $	22,190 19,562 16,355
F. John Mills Corporate Senior Vice President and President, Clinical Support Services	2000 1999 1998	$ $ $	266,500 248,133 228,800	$ $ $	120,192 62,852 100,000		$3,150 -0- -0-	$ $	165,000(4) 39,250(8) -0-	85,000 17,500 14,000	$ $ $	20,183 41,937 43,208
Alan Horgan Corporate Senior Vice President and President, Clinical Development Services	2000 1999 1998	$ $ $	243,099 211,921 195,147	$ $ $	104,323 30,445 55,000		-0- -0- -0-	$ $	165,000(4) 39,250(8) -0-	60,000 11,000 13,000	$ $ $	58,304 47,553 47,762

(1)
The amounts shown for the Named Executives reflect tax reimbursement allowances that are intended to offset the inclusion in taxable income of the value of certain benefits.

(2)
As of December 31, 2000, Messrs. Kuebler, Sullivan and Herring, Dr. Mills, and Mr. Horgan held an aggregate of 56,500, 23,400, 22,000, 13,000, and 13,000 shares of restricted stock pursuant to the EEPP, respectively, having an aggregate value on December 31, 2000 of $607,375, $251,550, $236,500, $139,750 and $139,750, respectively. As of December 31, 2000, an aggregate of 127,900 restricted shares were outstanding for the Named Executives, and the aggregate value of such shares was $1,374,925.

(3)
Includes the following amounts contributed by Covance as matching contributions to such individuals' 401k Plan accounts for 2000: $9,350 for Messrs. Kuebler, Sullivan, and Herring, and $7,343 for Dr. Mills. Mr. Horgan received a contribution of $36,371 to a U.K. based pension plan in 2000. Also includes automobile allowance in the amount of $12,840 received by each of Messrs. Kuebler, Sullivan, Herring and Dr. Mills, and $21,933 received by Mr. Horgan in 2000.

(4)
On February 24, 2000, Messrs. Kuebler, Sullivan, Herring, Horgan and Dr. Mills were granted 45,000, 20,000, 20,000, 11,000 and 11,000, incentive shares of Common Stock, respectively. These shares were subject to performance requirements and further adjustment. On February 22, 2001, the Compensation Committee determined that the performance objectives set for these shares required that the number of shares be reduced by 70%. These shares will vest on December 31, 2002.

(5)
Mr. Kuebler was granted 23,000 incentive shares of Common Stock as of February 25, 1999 subject to performance requirements and further adjustment. As of February 24, 2000, the Compensation Committee determined that the performance objectives set for these shares required that the number of shares be reduced to 11,500. These shares will vest on December 31, 2001. In addition, as a result of meeting certain performance objectives with respect to incentive shares issued on February 18, 1998 and certified by the Compensation Committee as met on February 25, 1999, the 1998 incentive award was adjusted to award Mr. Kuebler an additional 957 shares. These additional incentive shares vested on December 31, 2000.

(6)
Mr. Kuebler was granted 32,400 incentive shares of Common Stock as of February 18, 1998 subject to performance requirements and further adjustment. In addition, as a result of meeting certain performance objectives with respect to incentive shares issued on January 31, 1997 and certified by the Compensation Committee as met on February 18, 1998, the 1997 award was adjusted to award Mr. Kuebler an additional 18,675 shares. These additional incentive shares vested on December 31, 1999.

(7)
Mr. Sullivan was granted 6,800 incentive shares of Common Stock as of June 14, 1999 subject to performance requirements and further adjustment. As of February 24, 2000, the Compensation Committee determined that the performance objectives set for these shares required that the number of shares be reduced to 3,400. These shares will vest on December 31, 2001. Mr. Sullivan began employment with Covance effective May 25, 1999.

(8)
Each of Messrs. Herring, Horgan and Dr. Mills were granted 2,000 incentive shares of Common Stock, subject to restrictions, on August 1, 1999. These shares will vest on July 31, 2002.

Stock Options

    The table below provides information regarding grants of stock options to the Named Executives during 2000.

Option Grants In Fiscal Year 2000 (1)

		Individual Grants			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price (1)	Expiration Date	Gain at 5%	Gain at 10%
Christopher A. Kuebler	250,000	6.63%	$8.10	11/13/2010	$1,270,987	$3,223,308
	68,300	1.81%	$10.88	1/2/2010	$466,778	$1,183,431
Joseph L. Herring	20,000	0.53%	$8.82	5/11/2010	$110,693	$280,747
	45,000	1.19%	$9.25	11/26/2010	$261,777	$663,395
	40,000	1.06%	$10.88	1/2/2010	$273,369	$693,078
Alan Horgan	25,000	0.66%	$10.19	12/14/2010	$160,109	$405,844
	35,000	0.93%	$10.88	1/2/2010	$239,198	$606,443
F. John Mills	20,000	0.53%	$8.82	5/11/2010	$110,693	$280,747
	30,000	0.80%	$9.25	11/26/2010	$174,518	$442,264
	35,000	0.93%	$10.88	1/2/2010	$239,198	$606,443
Stephen J. Sullivan	30,000	0.80%	$9.25	11/26/2010	$174,518	$442,264
	45,000	1.19%	$10.88	1/2/2010	$307,540	$779,713

(1)
Options were granted at exercise prices that were at the fair market value of the Company's Common Stock on the date of grant. No SARs were granted to any of the Named Executives in fiscal 2000.

(2)
The dollar amounts set forth under these columns are the result of calculations at the 5% and 10% rates established by the SEC, and therefore are not intended to forecast future appreciation of the Company's stock price.

2000 Option Exercises and 2000 Year-End Option Values

    The following table provides information on the value of unexercised stock options held at December 31, 2000 by the Named Executives. No options were exercised in 2000 by any Named Executive.

	Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options Held at Fiscal Year End ($)(1)
Name	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Christopher A. Kuebler	352,445	385,766	$0	$662,500
Joseph L. Herring	41,250	111,250	$0	$106,100
Alan Horgan	23,500	65,500	$0	$ 14,000
F. John Mills	77,238	93,750	$0	$ 83,600
Stephen J. Sullivan	6,000	87,000	$0	$ 45,000

(1)
Values are calculated for options "in-the-money" by subtracting the exercise price per share of the options from the per share NYSE consolidated trading closing price of $10.75 of the Common Stock on December 31, 2000.

Supplemental Executive Retirement Program

    Covance does not currently sponsor any qualified defined pension benefit plans for the benefit of its United States employees. In December 1996, Covance adopted a non-qualified Supplemental Executive Retirement Plan ("SERP") for the benefit of certain executive officers of Covance, including the Named Executives. This plan is, in whole or in part, an unfunded, unsecured obligation of Covance and is administered by the Compensation Committee. As of February 9, 2001, seven executives were participating in the SERP.

    Participating executives may commence receiving full benefits under the SERP upon attaining age 60, so long as they have completed at least twenty years of service as defined in the SERP (fifteen years for certain Company executives, including the Named Executives). Retirement benefits to be provided under the SERP will be based on 40% of an executive's "Final Average Pay," defined as the average of an executive's base salary plus bonus, taking into account the highest five consecutive years of the executive's last ten years of employment with Covance or any subsidiary thereof. Under the terms of the SERP, executives may, with the approval of the Compensation Committee, elect to commence receiving reduced benefits prior to age 60, provided that they have completed at least five years of service with Covance or any subsidiary thereof and have attained age 55. Benefits commencing prior to age 60 will be reduced by 5% of the amount of benefits earned for each year prior to age 60. For example, at age 55, an executive with at least twenty years (or fifteen years, if applicable) of service may be eligible to receive 30% of Final Average Pay so long as the executive receives approval from the Compensation Committee.

    At retirement, the normal form of payment under the SERP will be monthly payments over the lifetime of the executive (or actuarially reduced joint and survivor benefits over the joint lives of the executive and a named beneficiary). Alternatively, the executive may elect under the SERP, subject to the approval of the Compensation Committee, the right to receive an actuarially determined lump-sum distribution from the SERP. Five years of service (as defined in the SERP) are required to vest in the SERP. As of December 31, 2000, each of the Named Executives had the following years of service credited pursuant to the SERP: Christopher A. Kuebler, six years; Joseph L. Herring, one year; F. John Mills, one year and Steven J. Sullivan, one year.

    In the event of a change of control of the Company, as defined in the SERP, each participant shall be credited with three additional years of service and age for purposes of the SERP, and the Company is obligated to purchase an annuity for the benefit of the SERP to fund its obligations under the SERP.

    Maximum annual benefits, based on at least twenty years of service and the Final Average Pay calculated under the straight life annuity option form of pension, payable to participants at ages 55 to 60 are illustrated in the table set forth below. The same benefits would apply for those participants eligible for full benefits with 15 years of service. The table below does not reflect any limitations on benefits imposed by the Employee Retirement Income Security Act of 1974, as amended.

Benefits Table

	Age (with at Least 20 Years of Service)
Final Average Pay
	55	56	57	58	59	60
$ 100,000	$30,000	$32,000	$34,000	$36,000	$38,000	$40,000
$ 200,000	$60,000	$64,000	$68,000	$72,000	$76,000	$80,000
$ 300,000	$90,000	$96,000	$102,000	$108,000	$114,000	$120,000
$ 400,000	$120,000	$128,000	$136,000	$144,000	$152,000	$160,000
$ 500,000	$150,000	$160,000	$170,000	$180,000	$190,000	$200,000
$ 600,000	$180,000	$192,000	$204,000	$216,000	$228,000	$240,000
$ 700,000	$210,000	$224,000	$238,000	$252,000	$266,000	$280,000
$ 800,000	$240,000	$256,000	$272,000	$288,000	$304,000	$320,000
$ 900,000	$270,000	$288,000	$306,000	$324,000	$342,000	$360,000
$1,000,000	$300,000	$320,000	$340,000	$360,000	$380,000	$400,000
$1,100,000	$330,000	$352,000	$374,000	$396,000	$418,000	$440,000
$1,200,000	$360,000	$384,000	$408,000	$432,000	$456,000	$480,000

Employment Agreements

    In May 1999, Mr. Kuebler entered into an employment agreement with Covance. This agreement superceded Mr. Kuebler's prior employment agreement which was to expire on November 1, 1999. The new agreement expires on or before May 13, 2002. The agreement includes provisions for an annual salary of no less than $486,720, with increases subject to the discretion of the Board; participation in the Variable Compensation Plan of Covance at a target level of no less than 65% of annual salary in effect at the time performance goals are established; and severance payments following a termination or a change in control substantially in accordance with the severance policy applicable to executive officers described below, except that Mr. Kuebler will receive three times his annual base salary and three times his annual target award of variable compensation in the event of termination for reasons other than cause. The agreement also provides that during the term of the agreement and for a period of one year thereafter, Mr. Kuebler will not become employed by or otherwise advise any business which competes with the business of Covance.

    Covance has entered into employment and severance agreements pursuant to which it provided to its Corporate Senior Vice Presidents, including the Named Executives, compensation equal to the executive officer's base annual salary at the annual rate in effect on the date of termination plus the annual award of variable compensation at the most recent target level in the event that such executive officer's employment has been terminated for reasons other than cause. If an executive officer has not secured a suitable alternative vocation after one year he may be entitled to continue to receive salary payments for up to an additional year. Such executive officers will also be entitled to health and other benefits (to the extent permitted by the administrative provisions of such plans and applicable federal and state law) for a period of up to one and one-half years. Covance will also provide to all Corporate Senior Vice Presidents including the Named Executives, and Mr. Kuebler, upon the termination of employment by Covance other than for cause, or the constructive termination, as defined in the agreements, of such executive, during the twenty-four months following a change in control of Covance, compensation equal to three times the annual base salary in effect on the termination date and three times the annual variable compensation at the most recent target level and such officer will be entitled to participate in Covance's health and benefit plans for a period of up to three years. In addition, such executive officers shall also be entitled to the benefits described above in the event the officer voluntarily terminates his employment with Covance for any reason between the twelfth and thirteenth months of a change in control. A "change in control" is defined in the agreements to include the following: the acquisition by a person of 20% or more of the voting stock of Covance; as a result of a contested election a majority of the Covance Board members are different than the individuals who served on Covance's Board in the two years prior to such contested election; approval by Covance's stockholders of a merger or consolidation in which Covance is not the survivor thereof; a sale or disposition of all or substantially all of Covance's assets or a plan of partial or complete liquidation; or the purchase by an offeror of shares of Covance Common Stock pursuant to an exchange or tender offer.

    In May 2000, the Compensation Committee approved the following bonuses to the Named Executives subject to their continued employment through the payment dates: Mr. Sullivan, $150,000 payable June 1, 2001; Mr. Herring and Dr. Mills, $125,000 payable on each of June 1, 2001 and June 1, 2002; and Mr. Horgan, $100,000 payable on June 1, 2001.

Performance of the Company's Common Stock

    The graph below provides an indicator of cumulative total Shareholder returns for the Company as compared with the Standard & Poor's 500 Stock Index® ("S&P 500") and the Standard & Poor's HealthCare Index®. The graph covers the period of time from January 14, 1997 (the start of "regular-way" trading) through December 31, 2000 and assumes that $100 was invested on January 14, 1997 in the Common Stock and each index.

TOTAL SHAREHOLDER RETURNS

Company/Index	Base Period 14 Jan 97	31 Dec 97	31 Dec 98	31 Dec 99	31 Dec 00
Covance Inc.	100.00	100.64	147.48	54.75	54.43
S&P 500	100.00	128.35	165.03	199.75	181.56
S&P HealthCare Index	100.00	137.31	198.03	181.71	247.02

AUDITORS

    The Company has selected Ernst & Young LLP to serve as independent auditors for the Company for the calendar year 2001. Ernst & Young LLP was approved by the Audit Committee to replace PricewaterhouseCoopers LLP ("PWC") which had served as the Company's independent auditors since the Company's inception. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. A representative of PWC is not expected to be present at the Annual Meeting.

    PWC's reports on financial statements for the last two fiscal years did not contain an adverse opinion or a disclaimer of opinion, and were not modified as to uncertainty, audit scope or accounting principles. There have been no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PWC would have caused them to make reference thereto in their report on the financial statements for such years.

PROPOSALS OF SHAREHOLDERS

    Proposals submitted by Shareholders for inclusion in the Proxy Statement for the 2002 Annual Meeting of Shareholders must be received by the Company no later than the close of business on November 13, 2001. Please address your proposals to Ross A. Hyams, Associate General Counsel and Assistant Secretary, Covance Inc., 210 Carnegie Center, Princeton, New Jersey, 08540-6233. Proposals must comply with all applicable SEC regulations. Under our By-Laws, if you wish to nominate Directors for election, or present other business before the Shareholders at the Annual Meeting, you must give proper written notice of any such nomination or business to the Corporate Secretary, not after February 23, 2002 and not before January 24, 2002. If the Annual Meeting of 2002 is advanced by more than 30 days or delayed by more than 60 days from April 24, 2002, the anniversary date of this year's Annual Meeting, you must send notice not earlier than the 90th day prior to such Annual Meeting and not later than the close of business on the later of the 60th day prior to such Annual Meeting or the 10th day following the date on which public announcement of the date of the meeting is first made. Your notice must include certain information specified in our By-Laws concerning the nomination or the business. A copy of the Restated Certificate of Incorporation and By-Laws may be obtained from the Secretary of the Company at the address noted above.

OTHER INFORMATION

    One or more persons will be appointed to act as the inspector of election at the Annual Meeting. As of the date of this Proxy Statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the Annual Meeting other than that described above. As to any other business, if any, that may properly come before the Annual Meeting, the proxies will vote in accordance with their judgment.

    Present and former officers, Directors and other employees of the Company may solicit proxies by telephone, telegram or mail, or by meetings with Shareholders or their representatives. The Company will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. The Company has engaged Innisfree M&A Incorporated to solicit proxies for the Annual Meeting for a fee of $6,500, plus the payment of its out-of-pocket expenses. All expenses of solicitation of proxies will be borne by the Company.

    A copy of the Company's 2000 Annual Report to Shareholders is being sent with this Proxy Statement. If, upon receiving the Proxy Statement, you have not received the 2000 Annual Report to Shareholders, please write to Ross A. Hyams, Associate General Counsel and Assistant Secretary at Covance Inc., 210 Carnegie Center, Princeton, New Jersey, 08540-6233 to request a copy. In addition, a copy of the Company's Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2000, as filed with the SEC, is available without charge upon written request.

                By Order of the Board of Directors

                Ross A. Hyams
                Associate General Counsel and
                Assistant Secretary

Dated: March 16, 2001

    SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE SELF-ADDRESSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A SHAREHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND THE ANNUAL MEETING.

Appendix A

AUDIT AND FINANCE COMMITTEE CHARTER

Authorization

The Audit and Finance Committee (the "Committee") is authorized pursuant to the by-laws of Covance Inc. (the "Company"), and shall operate for the purpose of carrying out the roles and responsibilities ascribed to it and with respect to which it is empowered by such by-laws and by the Board of Directors (the "Board").

Mission Statement

The Committee will assist the Board in fulfilling its oversight responsibilities. The Committee will review 1) the audit process (both internal and external), 2) the system of internal controls, 3) the financial reporting process, 4) the Company's process for monitoring compliance with laws and regulations and with its business integrity program, 5) the Company's capital and financing requirements and 6) various tax and risk management matters. In performing its duties, the Committee will maintain effective working relationships with the Board, management, the internal audit director and the external auditors. To effectively perform their role, each Committee member will obtain an understanding of the responsibilities of Committee membership as well as the Company's business, operations and risks.

Organization

The Committee shall serve at the pleasure of the Board, and shall remain subject to the control and direction of the Board to whose members the Committee will report regularly. The Committee will be appointed yearly at the first meeting of the Board either immediately before or after the Annual Meeting of Shareholders. The Committee Chairman (the "Chairman") shall also be appointed at such time. In accordance with New York Stock Exchange ("NYSE") requirements, the Committee shall consist of at least three financially literate members of the Board, at least one of whom must have accounting or related financial management expertise, and none of whom have any relationship with the Company that may interfere with the exercise of their duties in an independent manner from management and the Company. The Committee shall meet at least three times per year, or more frequently as circumstances require. The Committee may request members of management or others to attend certain meetings and to provide such pertinent information as requested or required.

Integrating Committee and Management Roles

Management is primarily responsible for implementing and maintaining the accounting and audit control functions of the Company. The role of the Committee is generally one of oversight. On matters pertaining to audit and finance issues, management is responsible for proposing to the Committee amendments, modifications, alterations and additions to audit plans and financial policies while the Committee's responsibility is to approve (or reject) these proposals. While management may propose that the Company change its external auditors, it is the Committee and the Board to whom the external auditors are accountable who have the ultimate authority and responsibility to select, evaluate and replace the external auditors.

Roles and Responsibilities

Audits

  •
  Management, the internal audit director and the external auditors shall present to the Committee the scope of the internal and external audit efforts, the process undertaken by the Company to drive the optimal use of resources and the completeness of coverage of those audits and the significant findings and recommendations made in connection with those audits;
  •
  The internal audit director and external audit partner shall meet periodically with the Committee in private executive sessions to discuss any matters as appropriate;
  •
  Management shall review with the Committee the performance of the external auditors; and
  •
  The Committee shall (a) ensure that the external auditors have submitted on a periodic basis to the Committee a formal written statement delineating all relationships between the external auditors and the Company, (b) actively engage in a dialog with the external auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the external auditors and (c) recommend that the Board take appropriate action in response to the external auditors report to satisfy itself of the external auditors' independence.

Internal Control

Management, the internal audit director and the external auditors shall review with the Committee the adequacy of the Company's internal accounting and financial reporting controls and keep the Committee informed about fraud, illegal acts and significant deficiencies in internal control.

Financial Reporting

  •
  Management and the external auditors shall review the annual report, including the consolidated financial statements, related notes thereto and the independent auditors report, with the Committee upon completion of the external audit, but prior to filing of the 10-K with the Securities and Exchange Commission (the "SEC") and the Annual Report to Shareholders;
  •
  The Company's general counsel and management shall review with the Committee any legal matters that could have a significant impact on the Company's financial statements;
  •
  The external auditors shall confirm their review of the Company's quarterly financial statements included in the Form 10-Q's prior to filing of such financials with the SEC;
  •
  The external auditors shall communicate all matters to the Committee that are required by professional standards to be communicated to audit committees, including whether there were any serious disputes or difficulties with management encountered during their annual audit or interim quarterly reviews; and
  •
  Based upon the foregoing, the Committee shall determine whether to recommend to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K.

Compliance with Laws and Regulations

  •
  The Corporate Compliance Officer and other appropriate members of management shall review annually a report regarding the effectiveness of the business integrity program, including any significant findings from regulatory agency examinations;
  •
  Management shall discuss the Company's compliance with the guidelines of the NYSE regarding related party transactions; and
  •
  The Committee shall report actions to the Board with such recommendations, as the Committee deems appropriate.

Capital Matters

  •
  Management shall review with the Committee the Company's annual and long-term capital requirements and management's plans to finance those requirements; and
  •
  The Committee shall review with management and recommend to the Board its conclusion on the issuance, sale and repurchase of equity and long-term debt and the declaration of dividends.

Tax, Risk Management and Other Matters

  •
  Management shall from time to time review with the Committee significant tax planning strategies being pursued, significant changes to the Company's risk management program; and the status of the external audits of the Company's various retirement savings plans; and
  •
  The Committee shall, if necessary, institute special investigations into any matters within the Committee's scope of responsibilities.

Annual Certification & Proxy Statement Report

Management shall confirm to the Committee that it has provided, as may be required from time to time by NYSE rules, a written confirmation to the NYSE concerning (a) Board of Director determinations regarding the independence of the members of the Committee; (b) the financial literacy of the Committee members; (c) the determination that at least one of the Committee members has accounting or related financial management expertise; and (d) the annual review and reassessment of the adequacy of the Committee charter.

Beginning in 2001, a report shall be filed in the Company's Proxy Statement which meets the SEC proxy disclosure requirements concerning the Committee's actions for the prior fiscal year and includes a statement that the Committee (1) is governed by a charter, which charter shall be included as an appendix to the proxy statement at least once every three years, (2) has reviewed and discussed the audited financial statements with management and (3) has received from and discussed with the external auditors the written disclosures and letters required by Independence Board Standards No. 1 regarding the external auditors' independence.

QuickLinks

PROXY STATEMENT
2001 Annual Meeting of Shareholders April 24, 2001
General Information
ITEM 1 Election of Class I Directors
Stock Ownership of Directors, Executive Officers and Certain Shareholders
The Board of Directors and its Committees
Report of the Audit and Finance Committee
Report of the Compensation and Organization Committee on Executive Compensation
Benefits Table
Performance of the Company's Common Stock
TOTAL SHAREHOLDER RETURNS
AUDITORS
PROPOSALS OF SHAREHOLDERS
OTHER INFORMATION
AUDIT AND FINANCE COMMITTEE CHARTER